Exhibit 99.1

Sylvamo Agrees to Acquire Mill in Nymolla, Sweden

MEMPHIS, Tenn.--(BUSINESS WIRE)--September 15, 2022--Sylvamo (NYSE: SLVM), the world’s paper company, is announcing it agreed to acquire Stora Enso’s uncoated freesheet paper mill in Nymolla, Sweden, for 150 million euros (approximately $150 million) expected to be funded in cash, subject to customary purchase price adjustments. The agreement includes the mill, the strong brands it produces and the people who make it happen.

The integrated mill has two pulp lines and the capacity to produce approximately 500,000 short tons of uncoated freesheet on two paper machines. In the last 12 months ending June 30, 2022, the facility generated 350 million euros in revenue. The mill produces several brands, including Multicopy, and paper used for office printing, business forms, digital printing, offset for printing books and much more.

The Nymolla mill has an excellent environmental footprint, which complements Sylvamo’s purpose to produce paper in the most responsible and sustainable ways. The low-cost mill generates 85% of its energy needs from carbon-neutral, renewable biomass residuals.

“The Nymolla mill is aligned with our three-pronged strategy of commercial excellence, operational excellence and financial discipline and our commitment to maximizing value creation for Sylvamo shareowners,” said Jean-Michel Ribiéras, chairman and chief executive officer. “We expect this acquisition to strengthen our uncoated freesheet product mix, enable us to serve customers across Europe and around the world more effectively and be immediately accretive to our earnings per share and free cash flow.”

Stora Enso leaders and team members who operate and support the mill will bring their expertise to Sylvamo to help the world realize the promise of paper to educate, communicate and entertain.

The transaction is expected to close no later than the first quarter of 2023 and is subject to customary closing conditions, including receiving the required regulatory approvals.

A presentation on the acquisition is available at investors.sylvamo.com.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which concern our proposed acquisition of the Nymolla, Sweden mill, including, but not limited to, the strategic rationale and expected benefits of the proposed acquisition, future financial and operating results of the assets to be acquired, and the anticipated timing of the completion of the proposed transaction. Any or all of these forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include, but are not limited to, the inability to obtain the necessary regulatory approvals or satisfy any other closing conditions to the proposed acquisition in a timely manner; the occurrence of an event, change or other circumstance that could give rise to the termination of the purchase agreement; our failure to realize the benefits of the proposed acquisition; the effect of the announcement of the proposed acquisition on the ability of the target company to retain customers and key personnel and to maintain relationships with suppliers; and the other risks, uncertainties and other factors affecting us disclosed under the heading “Risk Factors” and elsewhere in our reports and filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022, available on our website, Sylvamo.com. The forward-looking statements in this news release reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com